PARK ELECTROCHEMICAL CORP.
                                                                    NEWS RELEASE
________________________________________________________________________________
Contact: Murray Stamer                                     48 South Service Road
                                                              Melville, NY 11747
                                                                  (631) 465-3600


              PARK ELECTROCHEMICAL RENEWS SHAREHOLDER RIGHTS PLAN


Melville, New York, July 21, 2005     Park Electrochemical Corp. (NYSE-PKE)
announced today that its Board of Directors has renewed the Company's shareholder rights plan on substantially the same terms as the Company's previous rights plan. The Company first adopted a rights plan in 1989, which was amended and extended in July 1995 and expired on July 12, 2005. Under the renewed rights plan, the exercise price of the stock purchase rights is $150, and the threshold percentage of beneficial ownership at which the stock purchase rights separate from the Company's common stock and at which the rights "flip in" and entitle holders to purchase Company common stock at a discount remains at 15%. The renewed rights plan becomes effective today and will expire on July 20, 2015.

                  Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials and advanced composite materials for the electronics, military, aerospace, wireless communication, specialty and industrial markets. The Company's manufacturing facilities are located in Singapore, China (currently under construction), France (two facilities), Connecticut, New York, Arizona and California. The Company operates under the FiberCote, Nelco and Neltec names.

                  Additional corporate information is available on the Company's web site at www.parkelectro.com.

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